Company Subsidiaries

1.	Morria Biopharmaceuticals Inc. (Incorporation date: 2 December 2002; Jurisdiction: Delaware)

2.	Morria Biopharma Ltd. (Incorporation date: 22 March 2011; Jurisdiction: Israel)